Exhibit 99.1

LIBERTY GLOBAL SCHEDULES INVESTOR CALL
FOR THIRD QUARTER 2025 RESULTS

Denver, Colorado – September 3, 2025

Liberty Global Ltd. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its third quarter 2025 results on the morning of Thursday, October 30, 2025. You are invited to join in its Investor Call, which will begin at 09:00 a.m. (Eastern Time). During the call, management will discuss the Company’s results, and may provide other forward-looking information.

A listen-only webcast, along with a summary investor presentation, will be available on the Liberty Global website at https://www.libertyglobal.com/investors/investor-news/year/all/brand/presentations-events/. The webcast is expected to be archived in the Investor Relations section of the Company’s website for at least 75 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a dynamic team of operators and investors generating and delivering shareholder value through the strategic management of three platforms — Liberty Telecom, Liberty Growth and Liberty Services.

Liberty Telecom is a world leader in converged broadband, video and mobile communications services, delivering next-generation products through advanced fiber and 5G networks. Liberty Telecom currently provides approximately 80 million* connections through some of Europe’s best-known consumer brands, including Virgin Media O2 (VMO2) in the U.K., VodafoneZiggo in the Netherlands, Telenet in Belgium and Virgin Media in Ireland. With our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Telecom's consolidated businesses generate annual revenue of approximately $3.6 billion, while VMO2 and VodafoneZiggo (nonconsolidated joint ventures) generate combined annual revenue of more than $18 billion.**

Liberty Growth invests, grows and rotates capital into scalable businesses across the technology, media/content, sports and infrastructure industries with a portfolio of approximately 70 companies and various funds, including stakes in companies like ITV, Televisa Univision, Plume, EdgeConneX and AtlasEdge, as well as our controlling interest in the Formula E racing series. Liberty Services delivers innovative technology and finance services, generating approximately $600 million in revenue.***

* Represents aggregate consolidated and 50% owned nonconsolidated fixed and mobile subscribers. Includes wholesale mobile connections of VMO2 and B2B fixed subscribers of VodafoneZiggo. Telenet, VMO2 and VodafoneZiggo deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks.

** Revenue figures above are provided based on full year 2024 Liberty Global consolidated results and the combined as reported full year 2024 results for VodafoneZiggo and full year 2024 U.S. GAAP results for VMO2.

*** Represents full year 2024 revenue of Liberty Services, substantially all of which is derived from our consolidated businesses and nonconsolidated joint ventures.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Bill Myers +1 303 220 6686
Lewis Chong +44 7927 583187	Matt Beake +44 20 8483 6428